Exhibit 99.1
PO Box 219015, Kansas City, MO 64121-9015
April 17, 2018
Re: Tender offer by Everest; commencement of self-tender; suspension of share redemption program
Dear KBS Strategic Opportunity REIT Stockholder:
You have received or may soon receive correspondence from Everest REIT Investors I, LLC (“Everest”), relating to a tender offer (the “Everest Offer”) to purchase up to 300,000 shares of KBS Strategic Opportunity REIT, Inc. (“SOR”) at a price of $7.75 per share. We believe Everest’s offer price is substantially below the value of your shares and recommend against selling shares at that price.
Furthermore, on or about April 23, 2018, SOR will commence a self-tender offer (the “SOR Offer”) for up to 8,234,217 shares at a price of $10.93 per share, or approximately $90 million of shares. Unless extended or withdrawn, the SOR Offer will expire at midnight Eastern Time on or about Friday, May 18, 2018. We make no recommendation to stockholders as to whether to tender or refrain from tendering their shares in the SOR Offer.
We are conducting the SOR Offer in order to make liquidity available to stockholders in excess of that permitted under our share redemption program (the “SRP”), which recently has been limited to $3 million per quarter for ordinary redemptions. Because of the SOR Offer, the SRP has been suspended since the March 2018 redemption period and will not reopen until the June 2018 redemption period, meaning no redemptions have been or will be made in March, April or May 2018 (including those requested following a stockholder’s death, qualifying disability or determination of incompetence). SOR has cancelled all outstanding redemption requests under the SRP and is not accepting any redemption requests under the SRP during the term of the SOR Offer.
The SOR Offer price of $10.93 per share is 95% of SOR’s most recent estimated value per share and will be paid in cash, less any applicable withholding taxes and without interest, as will be further described in the offer to purchase and letter of transmittal filed with Securities and Exchange Commission (the “SEC”). The full details of the SOR Offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which SOR will make available to stockholders and file with the SEC upon commencement of the SOR Offer. For more information, see “Important Information” below.

If you would like to submit a redemption request under the SRP, you may do so after the SOR Offer expires. Because the SRP has been suspended through May 31, 2018, redemptions under the SRP are expected to resume on the last business day of June.

To decline the Everest Offer, simply ignore it. You do not need to respond to anything.
In arriving at our recommendation against selling your shares to Everest, we considered the following:

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The SOR Offer is a much better offer than the Everest Offer. The SOR Offer is for up to 8,234,217 shares at a price of $10.93 per share, whereas the Everest Offer is for up to 300,000 shares at a price of $7.75 per share. You may not tender the same shares in the SOR Offer and the Everest Offer.

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$11.50 per share is the most recent estimated value per share of SOR’s common stock. This estimated value was approved by SOR’s board of directors on December 7, 2017, and was based on the estimated value of SOR’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2017, with the exception of adjustments to (i) SOR’s net asset value to give effect to a self-tender offer completed in October 2017 (the “2017 Self-Tender”) and the December 7, 2017 declaration of a special dividend of $3.61 per share on the outstanding shares of common stock of SOR to the stockholders of record as of the close of business on December 7, 2017 and (ii) SOR’s shares outstanding to give effect to the 2017 Self-Tender. For a full description of the methodologies and assumptions used to value SOR’s assets and liabilities in connection with the calculation of the estimated value per share, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which can be found in the “Investor Information” section of SOR’s website, www.kbsstrategicopportunityreit.com. The value of SOR’s shares will fluctuate over time in response to developments related to individual assets in SOR’s portfolio and the management of those assets and in response to the real estate and finance markets. As such, the most recent estimated value per share does not take into account developments in SOR’s portfolio since December 7, 2017. Tendering stockholders whose shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of SOR with respect to such shares and will lose the right to receive any future distributions or dividends that we may declare and pay.

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SOR management and board of directors continues to evaluate strategic alternatives that may provide additional liquidity to SOR’s stockholders, although we can provide no assurances as to whether or when additional liquidity will be provided.

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We believe that the Everest Offer is meant to take advantage of the recent illiquidity of SOR’s shares by buying your shares at a price significantly below their fair value in order to make a significant profit.

Please be aware that Everest is in no way affiliated with SOR, KBS Capital Advisors LLC, or KBS Capital Markets Group LLC.
We urge you to consult your financial advisor and exercise caution with respect to the Everest Offer and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.
In order to avoid the costs of additional mailings, we may post our response to future mini-tender offers at www.kbsstrategicopportunityreit.com. If you have any questions related to the tender offer, please contact KBS Capital Markets Group LLC at 1-866-527-4264.
We thank you for your investment in the REIT.

Sincerely,

Keith D. Hall
Chief Executive Officer and Director

Important Information
This letter is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of SOR. The SOR Offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that SOR intends to make available to its stockholders and file with the SEC. The full details of the SOR Offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which SOR will make available to stockholders and file with the SEC upon commencement of the SOR Offer. Stockholders are urged to read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the SOR Offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that SOR files with the SEC at the SEC’s website at www.sec.gov or by calling the information agent for the contemplated SOR Offer, who will be identified in the materials filed with the SEC at the commencement of the SOR Offer. In addition, stockholders may obtain free copies of SOR’s filings with the SEC from the Company’s website at www.kbsstrategicopportunityreit.com.

Cautionary Note Regarding Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. SOR intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of SOR and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. SOR undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. SOR makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. These statements are subject to the risk that the future estimated value per share of SOR is not higher than the current estimated value per share, that the SOR Offer is oversubscribed, and that strategic alternatives to provide additional liquidity do not occur in the near future. The forward-looking statements also depend on factors such as: our business strategy; our ability to obtain future financing arrangements; our ability to make future distributions; our understanding of our competition; market trends; and projected capital expenditures. A number of other important factors could cause actual results to differ materially from the forward-looking statements contained in this document, including factors described in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent Quarterly Reports on Form 10-Q.